NEWS

For Immediate Release

GLOBALSTAR ANNOUNCES 2012 FOURTH QUARTER AND ANNUAL RESULTS

•	Year-over-year Adjusted EBITDA improved by $16.2 million
•	Total revenue increased 10% in fourth quarter and 5% in 2012 from prior year periods
•	Concluded fourth launch campaign with successful launch of additional second-generation satellites on February 6, 2013
•	Completed comment cycle for Petition for Rulemaking with the Federal Communications Commission (“FCC”) in January 2013

Covington, LA. -- (March 14, 2013) – Globalstar, Inc. (OTCBB: GSAT) today announced its financial results for the three-month and twelve-month periods ended December 31, 2012.

FOURTH QUARTER FINANCIAL REVIEW

Jay Monroe, Chairman and CEO of Globalstar, commented, “We recorded our fifth consecutive quarter of positive Adjusted EBITDA, driving profitability improvement in a seasonally slow quarter. By leveraging operational improvements, which have been our focus during the launch of our second-generation constellation, we are turning the corner financially. We are now well positioned to drive further profitability as we complete the deployment of the world’s first Low Earth Orbit second-generation constellation and complete the restoration of our industry leading Duplex service. Globalstar is now ready to reclaim its position as the world’s leading provider of global Mobile Satellite Services (“MSS”) to consumer, public safety, government and enterprise customers. We are extremely proud of all we have accomplished this past year.”

Revenue

Revenue was $19.1 million for the fourth quarter of 2012 compared to $17.4 million for the fourth quarter of 2011, an increase of approximately $1.7 million, or 10%. This increase was due primarily to higher service revenue resulting from growth in the Company’s average SPOT subscriber base of 21%.

Service revenue was $15.3 million for the fourth quarter of 2012 compared to $13.6 million for the fourth quarter of 2011. The primary driver for this increase was from the SPOT business, which grew service revenue by $1.1 million, or 20%. Duplex service revenue and Simplex service revenue also increased 14% and 18%, respectively. The improvement in Duplex service revenue was driven by an increase in ARPU to $18.49, an improvement of 23% over the fourth quarter of 2011. Driving this increase was the significant improvement in Globalstar’s network performance, which supported higher subscriber rate plans and increased usage throughout 2012.

Subscriber equipment sales were relatively flat for the fourth quarter of 2012 compared to the fourth quarter of 2011. Duplex and Simplex equipment sales increased slightly, while sales of SPOT equipment decreased due to higher demand in 2011 from certain product releases early in that year.

Net Loss

The Company reported a net loss of $19.0 million for the three months ended December 31, 2012 compared to a net loss of $33.7 million for the fourth quarter of 2011. This improvement was due primarily to the impact of non-cash derivative gains in the fourth quarter of 2012 compared to losses in the fourth quarter of 2011, offset by an increase in depreciation expense as the Company placed additional satellites into service throughout 2012.

Adjusted EBITDA

Adjusted EBITDA was $2.5 million for the three months ended December 31, 2012 compared to $1.6 million for the fourth quarter of 2011. The improvement in Adjusted EBITDA resulted from an increase in revenue, partially offset by an increase in operating expenses (excluding EBITDA adjustments 1) as the Company prepared for the FCC regulatory process and invested in sales and marketing initiatives.

OPERATIONAL AND REGULATORY MILESTONES

Since October 1, 2012, Globalstar achieved the following:

Constellation

•	Successfully completed the fourth launch campaign for additional second-generation satellites on February 6, 2013 with its launch services provider, Arianespace. Throughout 2012, Globalstar placed all previously launched second-generation satellites into commercial service. The improved service levels helped increase total Duplex minutes of use for the year by 17%.

•	Completed the initial in-orbit systems performance review for all satellites launched in February and placed the first two satellites into commercial service in March. The remaining satellites are expected to be placed into service over the next few months.

Regulatory Reform for Terrestrial Authority

•	On November 13, 2012, Globalstar filed a Petition for Rulemaking with the FCC to obtain the regulatory flexibility necessary to use the Company’s licensed MSS spectrum terrestrially to support mobile broadband applications throughout the United States. The FCC received public comment in January 2013.

•	Globalstar sponsored a well-attended webinar regarding the benefits of its Terrestrial Low Power Service, entitled “Globalstar’s New “Wi-Fi” Super Highway,” where the Company discussed the significant consumer benefits of its unique technological capabilities.

2012 FINANCIAL REVIEW

Results of Operations

Revenue increased 5% to $76.3 million during 2012 compared to $72.8 million for 2011. Service revenue for 2012 increased 4% to $57.5 million compared to $55.4 million in 2011. Excluding one-time nonrecurring revenue of $2.0 million recognized in the first quarter of 2011 from the termination of Globalstar’s Open Range agreement, service revenue increased 8% or $4.1 million. Net loss increased $57.3 million during 2012 to $112.2 million due primarily to non-cash items, including a reduction in derivative gains and an increase in depreciation expense, as well as an accrual for a contract termination charge and an increase in interest expense. Adjusted EBITDA during 2012 was $9.8 million, an improvement of $16.2 million from 2011. This improvement was due to a combination of growth in both service and equipment revenue, as well as reductions in the Company’s operating costs. Globalstar continues to benefit from lower operating costs largely as a result of the implementation of operational improvement initiatives in late 2011.

Liquidity

The holders of the Company’s 5.75% Convertible Senior Notes (“5.75% Notes”) have the right to surrender their 5.75% Notes for purchase by Globalstar on April 1, 2013 at an aggregate purchase price of $71.8 million, payable in cash. Globalstar currently lacks the liquidity to purchase the 5.75% Notes if they are tendered for purchase. Globalstar is currently negotiating with the note holders to restructure the terms of the 5.75% Notes, but the resolution of this matter is uncertain.

Mr. Monroe concluded, “With the full deployment of our second-generation constellation and our FCC Petition for Rulemaking progressing without significant opposition, this year we are focusing on maximizing the value of the Company’s satellite and spectrum assets. The process of launching our second-generation satellites is behind us, and we are placing greater focus and investing additional resources toward our sales and marketing efforts to support the roll-out of several exciting new consumer and commercial products as well as Duplex’s return to full service. On March 1st, we adopted new service plans that recalibrate our pricing as Duplex is reintroduced while preserving the sharply favorable cost savings and enhanced value proposition that this service offers relative to competitors. We will also look forward to working with the FCC and seeing the spectrum rulemaking process through to completion. Our strategic goal for 2013 is to exit the year with increasing momentum in our financial results, propelled by Duplex, to drive further growth in 2014 and beyond.”

* * * * * *

 1 Refer to the Company’s Reconciliation of GAAP Net loss to Adjusted EBITDA presented later in this release for EBITDA adjustments.

Fourth Quarter 2012 Conference Call

The earnings conference call scheduled for today, March 14, 2013 at 5:00 p.m. Eastern Time, will discuss the fourth quarter results for 2012.

Details are as follows:
Earnings Call:	March 14, 2013 at 5:00 p.m. ET Dial: 888.895.5271 (US and Canada), 847.619.6547 (International) and confirmation number 34382373
Audio Replay:	A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on March 14, 2013. Dial: 888.843.7419 (US and Canada), 630.652.3042 (International) and pass code 34382373#

About Globalstar, Inc. Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, flexible airtime service packages and the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. Note that all SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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Investor contact information:

LHA

Jody Burfening/Carolyn Capaccio

(212) 838-3777

ccapaccio@lhai.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “We are proud to have made such progress on our business plan and look forward to capitalizing on the opportunities inherent in all of our value drivers as we continue to execute quarter after quarter,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to raise additional capital to pay or restructure our obligations as they come due, develop and expand our business, pay for our anticipated capital spending (including for future satellite procurements and launches), our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of our new Simplex products, including our SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Service revenues	$15,323	$13,623	$57,468	$55,397
Subscriber equipment sales	3,739	3,764	18,850	17,430
Total revenue	19,062	17,387	76,318	72,827
Operating expenses:
Cost of services (exclusive of depreciation, amortization,
and accretion shown separately below)	6,513	6,562	23,228	29,246
Cost of subscriber equipment sales	2,816	2,606	13,280	11,927
Cost of subscriber equipment sales - reduction in the value of inventory	439	7,425	1,397	8,826
Marketing, general, and administrative	7,774	8,432	34,339	42,436
Reduction in the value of long-lived assets	-	94	7,218	3,578
Contract termination charge	-	-	22,048	-
Depreciation, amortization, and accretion	20,524	14,537	69,801	50,049
Total operating expenses	38,066	39,656	171,311	146,062
Loss from operations	(19,004)	(22,269)	(94,993)	(73,235)
Other income (expense):
Interest income and expense, net of amounts capitalized	(8,090)	(1,210)	(21,486)	(4,809)
Derivative gain (loss)	9,535	(10,251)	6,974	23,839
Other	(1,341)	(255)	(2,280)	(828)
Total other income (expense)	104	(11,716)	(16,792)	18,202
Loss before income taxes	(18,900)	(33,985)	(111,785)	(55,033)
Income tax expense (benefit)	52	(276)	413	(109)
Net loss	$(18,952)	$(33,709)	$(112,198)	$(54,924)

Loss per common share:
Basic	$(0.05)	$(0.11)	$(0.29)	$(0.18)
Diluted	(0.05)	(0.11)	(0.29)	(0.18)

Weighted-average shares outstanding
Basic	424,180	312,867	388,453	299,144
Diluted	424,180	312,867	388,453	299,144

GLOBALSTAR, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(Dollars in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

	$(18,952)	$(33,709)	$(112,198)	$(54,924)

Interest income and expense, net	8,090	1,210	21,486	4,809
Derivative (gain) loss	(9,535)	10,251	(6,974)	(23,839)
Income tax expense (benefit)	52	(276)	413	(109)
Depreciation, amortization, and accretion	20,524	14,537	69,801	50,049
	179	(7,987)	(27,472)	(24,014)

Reduction in the value of long-lived assets and inventory	439	7,519	8,615	12,404
Stock compensation	341	219	1,322	2,199
Research and development	120	247	336	1,823
Severance	5	310	51	1,266
Foreign exchange and other loss	1,341	306	2,280	879
Revenue recognized from Open Range lease termination	-	-	-	(1,976)
Thales arbitration expenses	72	1,035	1,803	1,035
Contract termination charge	-	-	22,048	-
Write off of deferred financing costs	-	-	833	-
	$2,497	$1,649	$9,816	$(6,384)

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new consumer products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income. These terms, as defined by us, may not be comparable to a similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the Company’s performance, including the effects of pricing, cost control and other operational decisions. The Company’s management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations. Because of these limitations, the Company’s management does not view Adjusted EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. The Company refined its calculation of Adjusted EBITDA during 2012 and has excluded certain items from the previous periods above to conform to the current period calculation.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except subscriber and ARPU data)

(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2012		2011		2012		2011
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex	$4,755	$710	$4,164	$361	$18,438	$2,652	$19,778	$1,826
SPOT	6,868	1,110	5,743	1,757	25,227	4,997	19,753	7,932
Simplex	1,792	1,630	1,516	1,461	6,146	9,081	5,495	6,431
IGO	223	119	238	230	804	990	1,533	1,128
Other	1,685	170	1,962	(45)	6,853	1,130	8,838	113
	$15,323	$3,739	$13,623	$3,764	$57,468	$18,850	$55,397	$17,430

Average Subscribers
Duplex	85,734		92,567		88,189		93,963
SPOT	238,487		197,890		221,911		177,247
Simplex	185,137		138,275		164,459		136,037
IGO	41,128		45,590		42,252		47,920

ARPU (1)
Duplex	$18.49		$14.99		$17.42		$17.54
SPOT	9.60		9.67		9.47		9.29
Simplex	3.23		3.65		3.11		3.37
IGO	1.81		1.74		1.59		2.67

(1)	Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income. The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.